Exhibit 10.3

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT is dated as of July 15, 2005 and is between Willow Grove Bancorp, Inc., a Pennsylvania corporation (the “Corporation”), Willow Grove Bank, a federally chartered savings bank and wholly owned subsidiary of the Corporation (the “Bank”), and Joseph T. Crowley (the “Executive”).

WITNESSETH

WHEREAS, pursuant to an Agreement and Plan of Merger, dated as of January 20, 2005 (the “Merger Agreement”), between the Corporation and Chester Valley Bancorp Inc., a Pennsylvania corporation (“Chester Valley”), Chester Valley shall, as of the Effective Time (as defined in the Merger Agreement), merge with and into the Corporation, with the Corporation being the surviving entity (the “Merger”);

WHEREAS, prior to the consummation of the Merger, the Corporation and Chester Valley will respectively cause the Bank and First Financial (“First Financial”) to enter into a merger agreement providing for the merger of First Financial with and into the Bank;

WHEREAS, the Corporation and the Bank (together the “Employers”) wish to provide for the employment by the Employers of the Executive as of the Effective Time of the Merger, and the Executive wishes to serve the Employers as of the Effective Time of the Merger, on the terms and conditions set forth in this Agreement; and

WHEREAS, in order to induce the Executive to remain in the employ of the Employers and in consideration of the Executive’s agreeing to remain in the employ of the Employers, the parties desire to specify the severance benefits which shall be due the Executive by the Employers in the event that his employment with the Employers is terminated under specified circumstances;

NOW THEREFORE, in consideration of the mutual agreements herein contained, and upon the other terms and conditions hereinafter provided, the parties hereby agree as follows:

1.                                      Definitions.  The following words and terms shall have the meanings set forth below for the purposes of this Agreement:

(a)                                  Average Annual Compensation.  The Executive’s “Average Annual Compensation” for purposes of this Agreement shall be deemed to mean the average amount of Base Salary and cash bonus paid to the Executive by the Employers or any subsidiary thereof during the most recent five calendar years preceding the Date of Termination (or such shorter period as the Executive was employed).

(b)                                 Base Salary.  “Base Salary” shall have the meaning set forth in Section 3(a) hereof.

(c)                                  Cause.  Termination of the Executive’s employment for “Cause” shall mean termination because of personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order, or material breach of any provision of this Agreement.

(d)                                 Change in Control of the Corporation.  “Change in Control of the Corporation” shall mean the occurrence of any of the following:  (i) the acquisition of control of the Corporation as defined in 12 C.F.R. §574.4, unless a presumption of control is successfully rebutted or unless the transaction is exempted by 12 C.F.R. §574.3(c)(vii), or any successor to such sections; (ii) an event that would be required to be reported in response to Item 5.01 of Form 8-K or Item 6(e) of Schedule 14A of Regulation 14A pursuant to the Securities Exchange Act of 1934, as amended (“Exchange Act”), or any successor thereto, whether or not any class of securities of the Corporation is registered under the Exchange Act; (iii) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Corporation representing 20% or more of the combined voting power of the Corporation’s then outstanding securities; or (iv) during any period of three consecutive years, individuals who at the beginning of such period constitute the Board of Directors of the Corporation cease for any reason to constitute at least a majority thereof unless the election, or the nomination for election by stockholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.

(e)                                  Code.  “Code” shall mean the Internal Revenue Code of 1986, as amended.

(f)                                    Date of Termination.  “Date of Termination” shall mean (i) if the Executive’s employment is terminated for Cause or for Disability, the date specified in the Notice of Termination, (ii) if the Executive’s employment is terminated due to his death, the date of death, and (iii) if the Executive’s employment is terminated for any other reason, the date on which a Notice of Termination is given or as specified in such Notice.

(g)                                 Disability.  Termination by the Employers of the Executive’s employment based on “Disability” shall mean termination because of any physical or mental impairment which qualifies the Executive for disability benefits under the applicable long-term disability plan maintained by the Employers or any subsidiary or, if no such plan applies, which would qualify the Executive for disability benefits under the Federal Social Security System.

(h)                                 Effective Date.  The Effective Date of this Agreement shall mean the date on which the Effective Time of the Merger, as such terms are defined in the Merger Agreement, occurs.

(i)                                     Good Reason.  Termination by the Executive of the Executive’s employment for “Good Reason” shall mean termination by the Executive within twelve (12) months following a Change in Control of the Corporation based on:

(i)                                     Without the Executive’s express written consent, the failure to elect or to re-elect or to appoint or to re-appoint the Executive to the office of Chief

Financial Officer of the Employers or a material adverse change made by the Employers in the Executive’s functions, duties or responsibilities as Chief Financial Officer of the Employers;

(ii)                                  Without the Executive’s express written consent, a reduction by the Employers in the Executive’s Base Salary as the same may be increased from time to time or, except to the extent permitted by Section 3(b) hereof, a reduction in the package of fringe benefits provided to the Executive, taken as a whole;

(iii)                               The principal executive office of the Employers is relocated by more than 45 miles from the current principal executive office of the Employers or, without the Executive’s express written consent, the Employers require the Executive to be based anywhere other than an area within 45 miles of the location of the Employers’ current principal executive office, except for required travel on business of the Employers to an extent substantially consistent with the Executive’s present business travel obligations;

(iv)                              Any purported termination by either of the Employers of the Executive’s employment for Disability which is not effected pursuant to a Notice of Termination satisfying the requirements of paragraph (k) below; or

(v)                                 The failure by the Employers to obtain the assumption of and agreement to perform this Agreement by any successor as contemplated in Section 10 hereof.

(j)                                     IRS.  IRS shall mean the Internal Revenue Service.

(k)                                  Notice of Termination.  Any purported termination of the Executive’s employment by the Employers for any reason, including without limitation for Cause, Disability or Retirement, or by the Executive for any reason, including without limitation for Good Reason, shall be communicated by written “Notice of Termination” to the other party hereto.  For purposes of this Agreement, a “Notice of Termination” shall mean a dated notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated, (iii) specifies a Date of Termination, which shall be not less than thirty (30) nor more than ninety (90) days after such Notice of Termination is given, except in the case of the Employers’ termination of the Executive’s employment for Cause, which shall be effective immediately, and except as set forth in Section 18(a) hereof; and (iv) is given in the manner specified in Section 11 hereof.

(l)                                     Retirement.  “Retirement” shall mean voluntary termination by the Executive in accordance with the Employers’ retirement policies, including early retirement, generally applicable to their salaried employees.

2.                                      Term of Employment.

(a)                                  The Employers hereby employ the Executive as Chief Financial Officer, and the Executive hereby accepts said employment and agrees to render such services to the Employers on the terms and conditions set forth in this Agreement.  Unless extended as provided in this Section 2, this Agreement shall terminate on June 30, 2006.  Prior to July 1, 2006 and each July 1 thereafter, the Boards of Directors of the Employers shall consider and review (after taking into account all relevant factors, including the Executive’s performance hereunder) a one-year extension of the term of this Agreement, and the term shall continue to extend each July 1 if the Boards of Directors approve  such extension unless the Executive gives written notice to the Employers of the Executive’s election not to extend the term, with such written notice to be given not less than thirty (30) days prior to any such July 1.  If the Boards of Directors of the Employers elect not to extend the term, they shall give written notice of such decision to the Executive not less than thirty (30) days prior to any such July 1.  If any party gives timely notice that the term will not be extended as of any July 1, then this Agreement shall terminate at the conclusion of its remaining term.  References herein to the term of this Agreement shall refer both to the initial term and successive terms.

(b)                                 During the term of this Agreement, the Executive shall perform such executive services for the Employers as may be consistent with his titles and from time to time assigned to him by the Boards of Directors of the Employers.  During the term of this Agreement, the Executive shall devote his best efforts and his full time effort to the affairs and business of the Employers.

3.                                      Compensation and Benefits.

(a)                                  Base Salary.  The Employers shall compensate and pay the Executive for his services during the term of this Agreement at a minimum base salary of $174,750 per year (“Base Salary”), which may be increased from time to time in such amounts as may be determined by the Board of Directors of the Employers and may not be decreased without the Executive’s express written consent.  In addition to his Base Salary, the Executive shall be entitled to receive during the term of this Agreement such bonus payments as may be determined by the Boards of Directors of the Employers.

(b)                                 Benefit Plans.  During the term of this Agreement, the Executive shall be entitled to participate in and receive the benefits of any pension or other retirement benefit plan, profit sharing, stock option, employee stock ownership, or other plans, benefits and privileges given to employees and executives of the Employers, to the extent commensurate with his then duties and responsibilities, as fixed by the Boards of Directors of the Employers.  The Employers shall not make any changes in such plans, benefits or privileges which would adversely affect the Executive’s rights or benefits thereunder, unless such change occurs pursuant to a program applicable to all executive officers of the Employers and does not result in a disproportionately greater adverse change in the rights of or benefits to the Executive as compared with any other executive officer of the Employers.  Nothing paid to the Executive under any plan or arrangement presently in effect or made available in the future shall be deemed to be in lieu of the salary payable to the Executive pursuant to Section 3(a) hereof.

(c)                                  Vacation.  During the term of this Agreement, the Executive shall be entitled to paid annual vacation in accordance with the policies as established from time to time by the Boards of Directors of the Employers.  The Executive shall not be entitled to receive any additional compensation from the Employers for failure to take a vacation, nor shall the Executive be able to accumulate unused vacation time from one year to the next, except to the extent authorized by the Boards of Directors of the Employers.

(d)                                 Proration.  The Executive’s compensation, benefit and expenses shall be paid by the Corporation and the Bank in the same proportion as the time and services actually expended by the Executive on behalf of each respective Employer.

4.                                      Expenses.  The Employers shall reimburse the Executive or otherwise provide for or pay for all reasonable expenses incurred by the Executive in furtherance of or in connection with the business of the Employers, including, but not by way of limitation, automobile expenses and other traveling expenses, subject to such reasonable documentation and other limitations as may be established by the Boards of Directors of the Employers.  If such expenses are paid in the first instance by the Executive, the Employers shall reimburse the Executive therefor.

5.                                      Termination.

(a)                                  General.  The Employers shall have the right, at any time upon prior Notice of Termination, to terminate the Executive’s employment hereunder for any reason, including without limitation termination for Cause, Disability or Retirement, and the Executive shall have the right, upon prior Notice of Termination, to terminate his employment hereunder for any reason.

(b)                                 For Cause.  In the event that the Executive’s employment is terminated by the Employers for Cause, the Executive shall have no right pursuant to this Agreement to compensation or other benefits for any period after the applicable Date of Termination.

(c)                                  Voluntary Termination by the Executive.  In the event the Executive terminates his employment hereunder other than for death, Disability, Retirement, Good Reason or an uncured material breach of this Agreement by the Employers, then the Executive shall have no right pursuant to this Agreement to compensation or other benefits for any period after the applicable Date of Termination.

(d)                                 Death.  In the event the Executive’s employment hereunder is terminated due to death, neither the Executive nor his estate or named beneficiaries shall have any right pursuant to this Agreement to compensation or other benefits for any period after the Date of Termination.

(e)                                  Disability.  In the event the Executive’s employment hereunder is terminated due to Disability, the Executive shall be entitled to receive any disability benefits provided under any disability plan maintained by the Employers.  Other than as set forth above, the Executive shall have no right pursuant to this Agreement to compensation or other benefits for any period after the Date of Termination.

(f)                                    Retirement.  In the event the Executive’s employment hereunder is terminated due to Retirement, the Executive shall have no right pursuant to this Agreement to compensation or other benefits for any period after the Date of Termination.

(g)                                 Involuntary Termination.  In the event that (i) the Executive’s employment is terminated by the Employers for other than Cause, Disability, Retirement or the Executive’s death or (ii) such employment is terminated by the Executive due to a material breach of this Agreement by the Employers, which breach has not been cured within fifteen (15) days after a written notice of non-compliance has been given by the Executive to the Employers, then the Employers shall pay to the Executive, within the earlier of thirty (30) days following the Date of Termination or the next following December 31, a cash severance amount equal to one times the Executive’s current Base Salary; provided, however, that this Section 5(g) shall not be applicable if the termination of employment occurs concurrently with or subsequent to a Change in Control of the Corporation.

(h)                                 Change in Control Termination.  In the event that (i) the Executive’s employment is terminated concurrently with or within twelve (12) months following a Change in Control of the Corporation for other than Cause, Disability, Retirement or the Executive’s death or (ii) the Executive elects to terminate his employment for Good Reason, then the Employers shall, subject to the provisions of Section 6 hereof, if applicable,

(A)                              pay to the Executive, within the earlier of thirty (30) days following the Date of Termination or the next following December 31, a cash severance amount equal to two (2) times the Executive’s Average Annual Compensation; and

(B)                                maintain and provide for a period ending at the earlier of (i) one year subsequent to the Date of Termination or (ii) the date of the Executive’s full-time employment by another employer (provided that the Executive is entitled under the terms of such employment to benefits substantially similar to those described in this subparagraph (B)), at no cost to the Executive, the Executive’s continued participation in all group insurance, life insurance, health and accident insurance, disability insurance and other employee benefit plans, programs and arrangements offered by the Employers in which the Executive was entitled to participate immediately prior to the Date of Termination (excluding (y) stock option plans, restricted stock plans and employee stock ownership plans of the Employers and the Corporation and (z) bonuses and other items of cash compensation), provided that in the event that the Executive’s participation in any plan, program or arrangement as provided in this subparagraph (B) is barred, or during such period any such plan, program or arrangement is discontinued or the benefits thereunder are materially reduced, the Employers shall either arrange to provide the Executive with benefits substantially similar to those which the Executive was entitled to receive under such plans, programs and arrangements immediately prior to the Date of Termination or pay a cash equivalency amount.

6.                                      Limitation of Benefits under Certain Circumstances.  If the payments and benefits pursuant to Section 5 hereof, either alone or together with other payments and benefits which the Executive has the right to receive from the Employers, Chester Valley, First Financial and their affiliates, would constitute a “parachute payment” under Section 280G of the Code, the payments and benefits payable by the Employers pursuant to Section 5 hereof shall be reduced, in the manner determined by the Executive, by the amount, if any, which is the minimum necessary to result in no portion of the payments and benefits payable by the Employers under Section 5 being non-deductible to the Employers pursuant to Section 280G of the Code and subject to the excise tax imposed under Section 4999 of the Code.  The determination of any reduction in the payments and benefits to be made pursuant to Section 5 shall be based upon the opinion of independent counsel selected by the Employers and paid by the Employers.  Such counsel shall be reasonably acceptable to the Employers and the Executive; shall promptly prepare the foregoing opinion, but in no event later than thirty (30) days from the Date of Termination; and may use such actuaries as such counsel deems necessary or advisable for the purpose.  Nothing contained herein shall result in a reduction of any payments or benefits to which the Executive may be entitled upon termination of employment under any circumstances other than as specified in this Section 6, or a reduction in the payments and benefits specified in Section 5 below zero.

7.                                      Mitigation; Exclusivity of Benefits.

(a)                                  The Executive shall not be required to mitigate the amount of any benefits hereunder by seeking other employment or otherwise, nor shall the amount of any such benefits be reduced by any compensation earned by the Executive as a result of employment by another employer after the Date of Termination or otherwise, except as set forth in Section 5(h)(B)(ii) hereof.

(b)                                 The specific arrangements referred to herein are not intended to exclude any other benefits which may be available to the Executive upon a termination of employment with the Employers pursuant to employee benefit plans of the Employers or otherwise.

8.                                      Withholding.  All payments required to be made by the Employers hereunder to the Executive shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Employers may reasonably determine should be withheld pursuant to any applicable law or regulation.

9.                                      Competitive Activities.

(a)                                  The Executive agrees and acknowledges that by virtue of his employment hereunder, he will maintain an intimate knowledge of the activities and affairs of the Employers, including trade secrets, plans, business plans, strategies, projections, market studies, customer information, employee records and other internal proprietary and confidential information and matters (collectively “Confidential Information”).  As a result, and also because of the special, unique and extraordinary services that the Executive is capable of performing for the Employers or one of its competitors, the Executive recognizes that the services to be rendered by him hereunder are of a character giving them a peculiar value, the loss of which cannot be adequately or reasonably compensated for by damages.

(b)                                 Except for the purpose of carrying out his duties hereunder, the Executive will not remove or retain, or make copies or reproductions of, any figures, documents, records, discs, computer records, calculations, letters, papers, or recorded or documented information of any type or description relating to the business of the Employers.  The Executive agrees that he will not divulge to others any information (whether or not documented or recorded) or data acquired by him while in the Employers’ employ relating to methods, processes or other trade secrets or other Confidential Information.

(c)                                  The Executive agrees that the Employers are, and shall be, the sole and exclusive owner of all improvements, ideas and suggestions, whether or not subject to patent or trademark protection, and all copyrightable materials which are conceived by the Executive during his employment, which relate to the business of the Employers, which are confidential, or which are not readily ascertainable from persons or other sources outside the Employers.

(d)                                 Unless the Executive’s employment is terminated in connection with or following a Change in Control of the Corporation, then for a period of one year after the termination of employment, the Executive shall not, directly or indirectly, solicit, induce, encourage or attempt to influence any client, customer or employee of the Employers to cease to do business with, or to terminate any employee’s employment with, the Employers.  The Executive shall not be subject to any of the limitations set forth in the preceding sentence if the Executive’s employment is terminated in connection with or following a Change in Control of the Corporation.

(e)                                  The Executive agrees that during the term of his employment hereunder, except with the express consent of the Employers, he will not, directly or indirectly, engage or participate in, become a director of, or render advisory or other services for, or in connection with, or become interested in, or make any financial investment in any firm, corporation, business entity or business enterprise competitive with or to any business of the Employers; provided, however, that the Executive shall not thereby be precluded or prohibited from owning passive investments, including investments in the securities of other financial institutions, so long as such ownership does not require him to devote substantial time to management or control of the business or activities in which he has invested.  Notwithstanding anything to the contrary contained in this Agreement, during the term of this Agreement, the Executive shall have no employment contract or other written or oral agreement concerning employment as an officer of a savings bank or any other financial institution or financial institution holding company nor with any other entity or person other than the Bank or the Corporation.  The provisions of this Section 9(e) shall not be applicable if the Executive’s employment is terminated in connection with or following a Change in Control of the Corporation.

(f)                                    The Employers shall be entitled to immediate injunctive or other equitable relief to restrain the Executive from failing to comply with any obligation under this Section 9 or from rendering his services to persons or entities than the Employers, in addition to any other remedies to which the Employers may be entitled under law.  The right to such injunctive or other equitable relief shall survive the termination by the Employers of the Executive’s employment.

(g)                                 The Executive acknowledges that the restrictions contained in this Section 9 are reasonable and necessary to protect the legitimate interests of the Employers and that any violation thereof would result in irreparable injuries to the Employers.  The Executive acknowledges that, if the Executive violates any of these restrictions, the Employers are entitled to obtain from any court of competent jurisdiction, preliminary and permanent injunctive relief as well as damages, and an equitable accounting of any earnings, profits and other benefits arising from such violation, which rights shall be cumulative and in addition to any other rights or remedies to which the Employers may be entitled.  The Executive further acknowledges that the provisions of Sections 9(a), (b), (c), (f) and (g) shall remain in full force and effect beyond the termination of the Executive’s employment for any reason, including but not limited to termination in connection with or following a Change in Control of the Corporation.

10.                               Assignability.  The Employers may assign this Agreement and their rights and obligations hereunder in whole, but not in part, to any corporation, bank or other entity with or into which the Employers may hereafter merge or consolidate or to which the Employers may transfer all or substantially all of their assets, if in any such case said corporation, bank or other entity shall by operation of law or expressly in writing assume all obligations of the Employers hereunder as fully as if it had been originally made a party hereto, but may not otherwise assign this Agreement or its rights and obligations hereunder.  The Executive may not assign or transfer this Agreement or any rights or obligations hereunder.

11.                               Notice.  For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by first-class certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below:

To the Employers:                                                          Secretary

Willow Grove Bancorp, Inc.

Welsh & Norristown Roads

Maple Glen, Pennsylvania  19002-8030

To the Executive:                                                               Joseph T. Crowley

At his last address on file with

the Employers

12.                               Amendment; Waiver.  (a) Except as set forth in Section 12(b) below, no provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer or officers as may be specifically designated by the Boards of Directors of the Employers to sign on its behalf.  No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

(b)                                 The parties hereto acknowledge and agree that (i) the recently enacted American Jobs Creation Act of 2004 established a new Section 409A of the Code; (ii) Code Section 409A contains provisions governing the taxation of deferred compensation; (iii) the compensation and other benefits to be paid or otherwise provided under this Agreement, whether provided hereunder or pursuant to any of the Employers’ employee benefit plans, programs, policies or arrangements (this Agreement and the plans, programs, policies and arrangements are collectively referred to herein as the “Agreements”), may be negatively impacted by Section 409A of the Code; (iv) the Internal Revenue Service has issued initial guidance and is expected to issue additional guidance regarding the scope of Section 409A of the Code; and (v) the Employers have until December 31, 2005 to amend the Agreements to bring them into compliance with Section 409A of the Code.  The parties hereto acknowledge and agree that the Employers may amend any or all of the Agreements after the date hereof in order to comply with Section 409A of the Code, without having to obtain the Executive’s consent to such amendments, provided that the Employers agree to negotiate in good faith with the Executive any changes to this Agreement

13.                               Governing Law.  The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the United States where applicable and otherwise by the substantive laws of the Commonwealth of Pennsylvania.

14.                               Nature of Obligations.  Nothing contained herein shall create or require the Employers to create a trust of any kind to fund any benefits which may be payable hereunder, and to the extent that the Executive acquires a right to receive benefits from the Employers hereunder, such right shall be no greater than the right of any unsecured general creditor of the Employers.

15.                               Headings.  The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

16.                               Validity.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

17.                               Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

18.                               Regulatory Actions.  The following provisions shall be applicable to the parties to the extent that they are required to be included in employment agreements between a savings association and its employees pursuant to Section 563.39(b) of the Regulations Applicable to All Savings Associations, 12 C.F.R. §563.39(b), or any successor thereto, and shall be controlling in the event of a conflict with any other provision of this Agreement, including without limitation Section 5 hereof.

(a)                                  The Bank’s Board of Directors may terminate the Executive’s employment at any time, but any termination by the Bank’s Board of Directors, other than termination for Cause, shall not prejudice the Executive’s right to compensation or other benefits under this Agreement.

(b)                                 If the Executive is suspended from office and/or temporarily prohibited from participating in the conduct of the Employers’ affairs by a notice served under Section 8(e)(3) or Section 8(g)(1) of the Federal Deposit Insurance Act (“FDIA”) (12 U.S.C. §1818(e)(3) and 1818(g)(1)), the Employers’ obligations under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings.  If the charges in the notice are dismissed, the Employers may, in their discretion:  (i) pay the Executive all or part of the compensation withheld while their obligations under this Agreement were suspended, and (ii) reinstate (in whole or in part) any of their obligations which were suspended.

(c)                                  If the Executive is removed from office and/or permanently prohibited from participating in the conduct of the Employers’ affairs by an order issued under Section 8(e)(4) or Section 8(g)(1) of the FDIA (12 U.S.C. §1818(e)(4) and (g)(1)), all obligations of the Employers under this Agreement shall terminate as of the effective date of the order, but vested rights of the Executive and the Employers as of the date of termination shall not be affected.

(d)                                 If the Bank is in default, as defined in Section 3(x)(1) of the FDIA (12 U.S.C. §1813(x)(1)), all obligations under this Agreement shall terminate as of the date of default, but vested rights of the Executive and the Employers as of the date of termination shall not be affected.

(e)                                  All obligations under this Agreement shall be terminated pursuant to 12 C.F.R. §563.39(b)(5) (except to the extent that it is determined that continuation of the Agreement for the continued operation of the Employers is necessary):  (i) by the Director of the Office of Thrift Supervision (“OTS”), or his/her designee, at the time the Federal Deposit Insurance Corporation (“FDIC”) enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) of the FDIA (12 U.S.C. §1823(c)); or (ii) by the Director of the OTS, or his/her designee, at the time the Director or his/her designee approves a supervisory merger to resolve problems related to operation of the Bank or when the Bank is determined by the Director of the OTS to be in an unsafe or unsound condition, but vested rights of the Executive and the Employers as of the date of termination shall not be affected.

19.                               Indemnification.

(a)                                  The Corporation shall provide the Executive (including his heirs, executors and administrators) with coverage under a directors’ and officers’ liability insurance policy at its expense and shall indemnify the Executive (and his heirs, executors and administrators) to the fullest extent permitted by law against all expenses and liabilities reasonably incurred by him in connection with or arising out of any action, suit or proceeding in which he may be involved by reason of his having been a director or officer of the Corporation or any of its subsidiaries or affiliates (whether or not he continues to be a director or officer at the time of incurring such expenses or liabilities).  Such expenses and liabilities shall include, but shall not be limited to, judgments, court costs and attorneys’ fees and the cost of reasonable settlements.  The parties hereto acknowledge and agree that, for purposes of the right to indemnification by the Corporation as provided by Article VI of the Corporation’s Amended and Restated Bylaws, the Executive also is serving as an officer of the Bank at the request of the Corporation.

(b)                                 Any indemnification provided to the Executive by the Bank shall comply with 12 C.F.R. §545.121 or any successor regulation applicable to the Bank.

20.                               Regulatory Prohibition.  Notwithstanding any other provision of this Agreement to the contrary, any payments made to the Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the FDIA (12 U.S.C. §1828(k)) and the regulations promulgated thereunder, including 12 C.F.R. Part 359.  In the event of the Executive’s termination of employment with the Bank for Cause, all employment relationships and managerial duties with the Bank shall immediately cease regardless of whether the Executive remains in the employ of the Corporation following such termination.  Furthermore, following such termination for Cause, the Executive will not, directly or indirectly, influence or participate in the affairs or the operations of the Bank, and any compensation and benefits which the Executive may continue to receive from the Corporation pursuant to Section 3 hereof shall be adjusted as appropriate so that they are commensurate solely with the Executive’s duties to the Corporation.

21.                               Payment of Costs and Legal Fees and Reinstatement of Benefits.  In the event any dispute or controversy arising under or in connection with the Executive’s termination is resolved in favor of the Executive, whether by judgment, arbitration or settlement, the Executive shall be entitled to the payment of (a) all legal fees incurred by the Executive in resolving such dispute or controversy, and (b) any back-pay, including Base Salary, bonuses and any other cash compensation, fringe benefits and any compensation and benefits due to the Executive under this Agreement.

22.                               Entire Agreement.  This Agreement embodies the entire agreement between the Employers and the Executive with respect to the matters agreed to herein.  All prior agreements between the Employers and the Executive with respect to the matters agreed to herein are hereby superseded and shall have no force or effect, including the agreement between the parties dated March 23, 2005.  Without limiting the generality of the preceding sentence, the parties hereto agree that, immediately prior to the Effective Date, the Agreement dated July 29, 2003 between Chester Valley, First Financial and the Executive (the “Old Agreement”) shall be cancelled and shall have no force and effect, and the Executive agrees that he shall not be entitled to and shall not receive any payments or benefits pursuant to the Old Agreement as a result of the transactions contemplated by the Merger Agreement.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

Attest:	WILLOW GROVE BANCORP, INC.

/s/ Christopher E. Bell	By:	/s/ Frederick A. Marcell Jr.
Christopher E. Bell		Frederick A. Marcell Jr.
Corporate Secretary		President and Chief Executive Officer

Attest:	WILLOW GROVE BANK

/s/ John T. Powers	By:	/s/ Frederick A. Marcell Jr.
John T. Powers		Frederick A. Marcell Jr.
Secretary		President and Chief Executive Officer

EXECUTIVE

	By:	/s/ Joseph T. Crowley
Joseph T. Crowley